Steven G. Chrust Appointed for Election to Juniper Content’s Board of Directors

New York—March 3, 2008— Juniper Content Corporation (OTCBB: JNPC; “Juniper Content”) today announced the appointment of Steven G. Chrust, Manager and Senior Principal of Centripetal Capital Partners, to Juniper Content’s Board. A highly experienced investment and business development professional, during his career Mr. Chrust was a founder of SGC Advisory Services, a registered investment advisor and strategic and capital advisor, a director of Technology Research at Sanford C. Bernstein & Co., ranked the #1 telecommunications industry analyst for 5 years by Institutional Investor, and a co-founder and former vice chairman of WinStar Communications. He currently serves on the board of directors of a number of companies. Mr. Chrust received a B.A. from Baruch College.

About Juniper Content Corporation

Juniper Content is a media and entertainment company focused on branded content services in high growth markets operating across multiple distribution channels. The Company owns and operates ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. The Company plans to build on ¡Sorpresa!’s status in Hispanic Children’s programming to secure a significant position in the expanding U.S. Hispanic media marketplace and to acquire niche content providers to allow the Company to participate in the accelerating growth of digital media in the general media marketplace.

¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon FiOS and participating National Cable TV Cooperative systems and in Puerto Rico on Liberty Cable Systems and OneLink. ¡Sorpresa! content is also available through third party multiplatforms, including: MobiTV, the provider of Spanish language video services to Alltel Wireless, AT&T & Sprint, Brightcove, the exclusive broadband video player to sorpresatv.com, and VOD providers Akimbo and AT&T Homezone.

Contact:

Lippert/Heilshorn & Associates

Keith Lippert/Carolyn Capaccio

(212) 838-3777

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